Exhibit 99.1
                        Press Release dated May 20, 1999

                                                        NEWS RELEASE
                                                        FOR RELEASE
                                                        IMMEDIATELY
                                                        Contact:  Jere A. Young
                                                        215-735-4422

Schermerhorn appointed Exec VP/Chief Lending Officer at First Republic Bank

     Philadelphia, PA., May 20, 1999 - (NASDAQ:FRBK). Effective May 24, 1999, James V. Schermerhorn, who has over 25 years of banking experience with Mellon Bank ranging from First VP of Business Banking to Manager, National Business Banking will become Executive Vice President/Chief Lending Officer at First Republic Bank, announced President and Chief Executive Officer Robert D. Davis.

     Schermerhorn is known in the Philadelphia region for creating and growing new divisions such as the Business Banking Department at Mellon, which grew from $35 million to over $350 million. He said he is joining First Republic because of the "unprecedented opportunities that exist today for community banks as a result of the consolidation in the financial services industry."

     While Schermerhorn's immediate focus will be to create strong relationships with businesses and professionals in the Philadelphia region, his national expertise "will allow us to evaluate opportunities to become a more regional/national player through e-commerce and other alternative delivery systems," said Davis.

     The appointment of Schermerhorn, according to Davis, is part of First Republic's new growth strategy to "bring in experienced talent to meet the objective of greater diversification to our commercial portfolio through creating strong relationships with our community bank customers."

     First Republic Bank, Philadelphia, is a full-service, state-chartered commercial bank, a member of the Federal Reserve System and its deposits are insured by the Federal Deposit Insurance Corporation (FDIC). The Bank provides diversified financial products through its eight offices located in Abington, Ardmore, Bala Cynwyd, East Norriton and Philadelphia.



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